Exhibit 99.1

For Immediate Release
Contact:  Stephen Lange Ranzini, President and CEO
Phone: 734-741-5858, Ext. 226
Email: ranzini@university-bank.com


             UNIVERSITY BANK SIGNS $1 MILLION DEAL TO RELOCATE EARLY

Ann Arbor, Michigan, April 6, 2005 -- University Bancorp, Inc. (NASDAQ: UNIB) reported University Bank has signed an amendment to its agreement with Lower Town Development Group, LLC, the developer of the planned 6.4 acre Lower Town mixed-use New Urbanism development which includes the site on which its current headquarters is located. Under the amended agreement, if University Bank, in its sole discretion, can give notice on or before June 15, 2005 that it will vacate the premises it currently occupies and leases as its headquarters at 959 Maiden Lane, Ann Arbor, Michigan by August 1, 2005, Lower Town Development Group, LLC shall pay to University Bank $800,000 upon the closing and initial funding of the Lower Town construction financing or December 31, 2005, which ever occurs first; and Lower Town Development Group, L.L.C. shall pay to the Bank on or before December 31, 2005 the $200,000 that was deferred from the sale of the 959 Maiden Lane building in 2003 and which was to be applied towards the purchase of its new headquarters to be located in the Lower Town development site. The purchase price for the new 10,000 ft2 headquarters under the Agreement shall then be $2,000,000 instead of $1,800,000. If the Bank does relocate under the terms of the newly amended agreement, this would produce additional income of approx. $850,000 with respect to 2005 minus relocation costs estimated to be $100,000.

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Ann Arbor based University Bancorp owns 100% of University Bank which manages a total of $2.5 billion in assets. University Bank is an FDIC-insured, locally owned and managed Community Bank primarily serving the cities of Ann Arbor and Ypsilanti of Washtenaw County. The Community Banking operation focuses on local businesses, minorities and the non-profit communities. University Bank is the only financial institution headquartered in Washtenaw County to be rated "Outstanding" by the FDIC for Community Service and Community Reinvestment. Other Community Banking specialties include highly competitive deposit products for business owners, residential mortgages, commercial real estate lending and insurance, investments and money management through its wholly-owned subsidiary University Insurance & Investments, Inc. In addition to its Community Banking operations, University Bancorp specializes in mortgage subservicing and mortgage origination primarily serving over 160 credit unions (representing 1.75% of all credit unions nationwide) through the Bank's Houghton-based 80%-owned subsidiary, Midwest Loan Services.

Any prediction of the future is inherently not assured. Any prediction in this release is intended to be covered by the Safe Harbor provisions of Section 21E of the Securities Exchange Act of 1934.